As filed with the Securities and Exchange Commission on June 21, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OMEROS CORPORATION

(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1663741 (I.R.S. Employer Identification Number)

201 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices) (Zip code)

Omeros Corporation 2017 Omnibus Incentive Compensation Plan

(Full title of the plan)

Gregory A. Demopulos, M.D.

President, Chief Executive Officer and

Chairman of the Board of Directors

Omeros Corporation

201 Elliott Avenue West

Seattle, Washington 98119

(Name and address of agent for service)

(206) 676-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share	3,600,000	(1)	$20.69	(2)	$74,484,000	(2)	$8,632.70

(1)	The common stock being registered under this registration statement pertains to securities issued, and to be issued, to employees, consultants, officers, advisers and/or directors as compensation under the Omeros Corporation 2017 Omnibus Incentive Compensation Plan (the “2017 Plan”) and for no other purpose. Equity awards granted under the 2017 Plan may include stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Omeros Corporation (“we,” “us,” “our” or “Omeros”) common stock, par value $0.01 per share, that become issuable under the Omeros Corporation 2017 Omnibus Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of our outstanding shares of common stock.

(2)	The offering price is estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the price of $20.69 per share, which was the average of the high and low prices of our common stock as reported on The Nasdaq Global Market on June 14, 2017.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the introductory note to Part I of Form S-8 and provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2017 Plan as required by Rule 428(b)(1) of the Securities Act. The common stock being registered under this registration statement pertains to securities issued, and to be issued, to employees, consultants, officers, advisers and/or directors as compensation under the 2017 Plan and for no other purpose. Equity awards granted under the 2017 Plan may include stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 001-34473) are hereby incorporated by reference:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 16, 2017;

(b)	all other reports we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2016; and

(c)	the description of our common stock contained in Exhibit 99.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 16, 2017, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Omeros’ internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock being registered under this registration statement has been passed upon by Mr. Mark A. Metcalf, our Associate General Counsel and Assistant Secretary. As of June 20, 2017, Mr. Metcalf held options under our 2008 Equity Incentive Plan to purchase up to 96,700 shares of our common stock and was eligible to receive additional equity awards under such plan.

Item 6.	Indemnification of Directors and Officers.

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being directors or officers. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation or in a bylaw approved by its shareholders to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550 of the WBCA; provided, however, that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

Article XI of our Amended and Restated Articles of Incorporation and Article VII of the our Amended and Restated Bylaws require that we indemnify and hold harmless, to the fullest extent permitted by the WBCA, any individual made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because that individual is or was a director or officer or is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and that we will reimburse the reasonable expenses incurred by that individual with respect to such proceeding without regard to the limitations of Sections 23B.08.510 through 23B.08.550 and 23B.08.560(2) of the WBCA, or any other limitation that may be enacted in the future to the extent the limitation may be disregarded if authorized by our Amended and Restated Articles of Incorporation.

Our practice is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by the WBCA. We also maintain directors and officers insurance to insure such persons against certain liabilities potentially arising from their service to us.

The above discussion of the WBCA, our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the other documents described above is not intended to be exhaustive and is qualified in its entirety by the actual provisions of that statute and those documents.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index immediately preceding the exhibits, which is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes as set forth below.

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on June 21, 2017.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D. President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory A. Demopulos, M.D., Michael A. Jacobsen and Marcia S. Kelbon, and each of them severally, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory A. Demopulos	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 21, 2017
Gregory A. Demopulos, M.D.

/s/ Michael A. Jacobsen	Vice President, Finance, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)	June 21, 2017
Michael A. Jacobsen

/s/ Ray Aspiri	Director	June 21, 2017
Ray Aspiri

/s/ Thomas J. Cable	Director	June 21, 2017
Thomas J. Cable

/s/ Peter A. Demopulos	Director	June 21, 2017
Peter A. Demopulos, M.D.

/s/ Arnold C. Hanish	Director	June 21, 2017
Arnold C. Hanish

/s/ Leroy E. Hood	Director	June 21, 2017
Leroy E. Hood, M.D., Ph.D.

/s/ Rajiv Shah, M.D.	Director	June 21, 2017
Rajiv Shah, M.D.

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1	Amended and Restated Articles of Incorporation of Omeros Corporation (incorporated by reference from Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010).

4.2	Amended and Restated Bylaws of Omeros Corporation (incorporated by reference from Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010).

4.3	Omeros Corporation 2017 Omnibus Incentive Compensation Plan.

4.4	Form of Stock Option Award Agreement under the Omeros Corporation 2017 Omnibus Incentive Compensation Plan.

5.1	Opinion of Mark A. Metcalf, Associate General Counsel and Assistant Secretary.

23.1	Consent of Ernst & Young LLP (Independent Registered Public Accounting Firm).

23.2	Consent of Mark A. Metcalf (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this registration statement).